Exhibit 99.1

NYSE: WMZ
Date:      Aug. 7, 2008
Williams Pipeline Partners L.P. Reports Second-Quarter 2008 Financial Results
•	2Q Net Income is $11.9 Million, 36 Cents per Limited-Partner Unit

•	Cash Distribution Raised to 31 Cents per Unit
          TULSA, Okla. — Williams Pipeline Partners L.P. (NYSE: WMZ) today announced unaudited second-quarter 2008 net income of $11.9 million, compared with net income of $13.1 million in second-quarter 2007.  Net income per limited partner unit for second-quarter 2008 was $0.36.
          Year to date through June 30, Williams Pipeline Partners reported net income of $24.7 million, compared with $21.3 million for the same period in 2007.  Net income for the year-to-date periods is based on a full first quarter.
          For year-to-date 2008, net income per limited partner unit was $0.63.  The year-to-date per-unit amount is based on prorated net income for the period from Jan. 24, when the partnership completed its initial public offering, through June 30.
          For both the second-quarter and year-to-date periods, Northwest Pipeline’s operating results, reflected as equity earnings in the partnership’s 35-percent interest, were steady and comparable to prior periods in 2007.
          The decrease in the partnership’s net income for the second-quarter is due primarily to nonrecurring items at Northwest in 2007.  The increase in net income for the year-to-date period is due primarily to the elimination of income taxes due to the fourth-quarter 2007 conversion to a general partnership.   The second-quarter and year-to-date periods were also impacted by $0.6 million and $1.1 million in general and administrative expenses, respectively, associated with the operation of the partnership as a public entity since January 2008. Both periods were also impacted by the absence of income at Northwest in 2008 from certain assets that were sold in December 2007.
Partnership Increases Cash Distribution — First Two Exceed Minimum Level
          Subsequent to the close of the second quarter, Williams Pipeline Partners announced it had raised its regular cash distribution to unitholders to $0.31 per unit.
          The new distribution amount is a 3-percent increase over the partnership’s initial cash distribution to unitholders of $0.2242 per unit for first-quarter 2008. The first-quarter 2008 distribution was prorated to cover the post-IPO period of Jan. 24 through March 31. The prorated distribution equates to a full-quarter distribution of $0.30 per unit. The partnership’s minimum quarterly distribution is $0.2875.
Williams Pipeline Partners L.P. (NYSE: WMZ)      Second-Quarter 2008 Financial Results — Aug. 7, 2008      Page 1 of 4

          Total distributable cash flow for limited-partner unitholders for Williams Pipeline Partners was $10.5 million for second-quarter 2008, or $0.31 per weighted average limited-partner unit.  For the first half of 2008, total distributable cash flow for limited-partner unitholders was $23.6 million, or $0.70 per weighted average limited-partner unit.
Chief Operating Officer Perspective
          “Williams Pipeline Partners continued its steady performance in the second quarter, highlighted by increasing our regular cash distribution to 31 cents per unit,” said Phil Wright, chief operating officer of the general partner of Williams Pipeline Partners.
          “We are continuing to develop opportunities to grow the partnership as Northwest Pipeline moves forward on its expansion projects. Both the Colorado Hub Connection and Sundance Trail expansions will connect the growing Rocky Mountain supply basins to the northwest while the Jackson Prairie storage project will bring added flexibility to customers,” Wright said.
Distributable Cash Flow Definition
          Distributable cash flow per weighted average limited-partner unit is a key measure of the partnership’s financial performance and available cash flows to unitholders.
          This press release includes certain financial measures, Distributable Cash Flow and Distributable Cash Flow per Limited Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.
          For Williams Pipeline Partners L.P. we define Distributable Cash Flow as net income less its equity earnings in Northwest Pipeline, plus reimbursements from Williams under an omnibus agreement, plus cash distributed by Northwest Pipeline attributable to Northwest Pipeline’s operations through the current reporting period.
          For Williams Pipeline Partners L.P. we define Distributable Cash Flow per Limited Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement resulting in distributable cash flow attributable to the general partner and distributable cash flow attributable to limited partners, respectively.  The resulting Distributable Cash Flow attributable to limited partners is then divided by the weighted average limited partner units outstanding to arrive at Distributable Cash Flow per Limited Partner Unit.
          This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures.
Williams Pipeline Partners L.P. (NYSE: WMZ)       Second-Quarter 2008 Financial Results — Aug. 7, 2008      Page 2 of 4

Today’s Analyst Call
          Management will discuss Williams Pipeline Partners’ second-quarter 2008 results during a live webcast beginning at noon EDT today.
          Participants are encouraged to access the webcast at www.williamspipelinepartners.com.  Slides are available for viewing, downloading and printing.
          A limited number of phone lines also will be available at (877) 558-9190. International callers should dial (706) 902-3248.  Replays of the second-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williamspipelinepartners.com following the event.
Form 10-Q
          The partnership will file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams Pipeline Partners web sites.
About Williams Pipeline Partners L.P. (NYSE: WMZ)
Williams Pipeline Partners is a publicly traded master limited partnership that owns and operates natural gas transportation and storage assets. The general partner of Williams Pipeline Partners is Williams Pipeline GP LLC, which is a wholly owned subsidiary of Williams (NYSE: WMB). For more information, please visit www.williamspipelinepartners.com. Go to http://www.b2i.us/irpass.asp?BzID=1589&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
Williams Pipeline Partners L.P. reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipates,” “believes,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “might,” “planned,” “potential,” “projects,” “scheduled” or similar expressions. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: we may not have sufficient cash from operations to enable us to pay the minimum distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner; the amount of cash we have available for distribution depends primarily on our cash flow, and not solely on profitability; we and The Williams Companies, Inc. (Williams) jointly control Northwest Pipeline GP (Northwest); availability of supplies (including the uncertainties inherent in assessing and estimating future natural gas reserves) market demand, volatility of prices, and increased costs of capital; inflation, interest rates, and general economic conditions; the strength and financial resources of our and Northwest’s competitors; the development of alternative energy sources; the impact of operational and development hazards; costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings; changes in the current geopolitical situation; risks
Williams Pipeline Partners L.P. (NYSE: WMZ)       Second-Quarter 2008 Financial Results — Aug. 7, 2008      Page 3 of 4

related to strategy and financing, including restrictions stemming from Northwest’s debt agreements; risk associated with future weather conditions and acts of terrorism; Williams controls our general partner, which has sole responsibility for conducting our business and managing our operations; Williams, our general partner, and their respective affiliates have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of our unitholders; the credit and risk profile of our general partner, and its owner, Williams, could adversely affect our or Northwest’s credit ratings; our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty; our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by states and localities; and unitholders may be required to pay taxes on their share of our income even if they do not receive any cash distributions from us. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 29, 2008, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williamspipelinepartners.com.
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Williams Pipeline Partners L.P. (NYSE: WMZ)       Second-Quarter 2008 Financial Results — Aug. 7, 2008      Page 4 of 4

Reconciliation of non-GAAP Measures
(UNAUDITED)
Williams Pipeline Partners L.P.
Distributable Cash Flow per LP Unit Reconciliation

	2008
Amounts in thousands, except per-unit amounts	2Q	YTD
Net Income	$11,867	$24,722
Equity in earnings — Northwest	(12,490)	(25,845)
Reimbursements from Williams from ominbus agreement	497	868

Distributable cash flow excluding equity investments	(126)	(255)
Plus: Northwest’s cash distribution to WMZ	10,850	24,793

Distributable cash flow attributable to partnership	10,724	24,538
Distributable cash flow attributable to partnership allocated to GP	214	950

Distributable cash flow attributable to partnership allocated to LP	$10,510	$23,588

Weighted Average number of LP units outstanding	33,564	33,563

Distributable cash flow attributable to partnership per weighted average limited partner unit	$0.3131	$0.7028

This press release includes certain financial measures, Distributable Cash Flow and Distributable Cash Flow per Limited Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. For Williams Pipeline Partners L.P. we define Distributable Cash Flow as net income less its equity earnings in Northwest Pipeline, plus reimbursements from Williams under an omnibus agreement, plus cash distributed by Northwest Pipeline attributable to Northwest Pipeline’s operations through the current reporting period.
For Williams Pipeline Partners L.P. we define Distributable Cash Flow per Limited Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement resulting in distributable cash flow attributable to the general partner and distributable cash flow attributable to limited partners, respectively. The resulting Distributable Cash Flow attributable to limited partners is then divided by the weighted average limited partner units outstanding to arrive at Distributable Cash Flow per Limited Partner Unit.
This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Distributable Cash Flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income (loss) or cash flow from operations. Distributable Cash Flow per Limited Partner is not presented as an alternative to net income per unit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.